Exhibit 10.20.2

BENEFITFOCUS.COM, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 28th day of February 2022, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as “Benefitfocus”) and Alpana Wegner (hereinafter referred to as the “Associate”).

WHEREAS, Associate and Benefitfocus previously entered into an Employment Agreement dated as of August 25, 2020 (the “Employment Agreement”);

WHEREAS, Associate and Benefitfocus wish to alter certain terms of the Employment Agreement with regard to Associate’s post termination compensation; and

WHEREAS, in light of the foregoing, Associate and Benefitfocus desire to mutually and voluntarily amend the Employment Agreement, pursuant to the terms as set forth herein, effective as of February 28, 2022 (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1.AMENDMENT TO SECTION 8.a. OF EXHIBIT B TO THE EMPLOYMENT AGREEMENT.  Section 8.a. of Exhibit B shall be deleted and replaced with the following:

a. In the event that Benefitfocus or its acquirer terminates your employment without Cause, as defined herein, or upon your resignation for Good Reason , as defined herein (each a “trigger event”), at the time of or within twelve (12) months of the Change in Control, as defined herein, then upon your execution of a general release of claims satisfactory to Benefitfocus or its acquirer within the time allowed for execution (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus or its acquirer will provide you with the following severance benefits: (i) salary continuation for a period of twelve (12) months at your then-current rate of base salary (which shall be paid in substantially equal installments in accordance with Benefitfocus’ payroll practice, commencing within 30 days after a Release becomes irrevocable); (ii) a pro rata portion of your then-current target bonus amount, based on days worked in the calendar year, commencing on the first regularly scheduled pay day that is at least sixty (60) days after the date of your termination; (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its acquirer will pay the same percentage of the premium it was paying prior to termination during the period you are receiving salary continuation; and (iv) to the extent the RSU and PSU awards referenced in this Agreement, or any other stock rights (as that term is defined in the plan) that have been granted to Associate have not been fully vested prior to such termination without cause or resignation for good reason, then upon that trigger event all unvested RSUs, PSUs and

Stock Rights shall immediately vest in full to Associate. For the avoidance of doubt, PSUs that are already “earned” and now are just time-based RSUs for the earned share amount for some remaining time-based vesting schedule, those PSUs will accelerate in the same way RSUs would. For PSUs that are not yet “earned” as the performance period is still active/pending, those PSUs will be converted to RSUs at the target share amount at the time of the Change in Control. In the event of any conflict or interpretation issues between this clause (iv) and the Plan, or any document setting forth the terms of any such RSU, PSU or Stock Right, the terms of clause (iv) shall prevail and control.

2.AMENDMENT TO SECTION 8.b. OF EXHIBIT B TO THE EMPLOYMENT AGREEMENT.  Section 8.b. of Exhibit B shall be deleted and replaced with the following:

b.In the event that Benefitfocus terminates your employment without Cause, or your resignation for Good Reason, as defined herein, at any time prior to a Change in Control, as defined herein, then upon your execution of a general release of claims satisfactory to Benefitfocus within the time allowed for execution, (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus will provide you with (i) salary continuation for a period of twelve (12) months at your then-current rate of base salary  (which shall be paid in substantially equal installments in accordance with Benefitfocus’ usual and customary payroll schedule, commencing within 30 days after a Release becomes irrevocable); (ii) a pro rata portion of your then-current target bonus amount, based on days worked in the calendar year, commencing on the first regularly scheduled pay day that is at least sixty (60) days after the date of your termination; (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its acquirer will pay the same percentage of the premium it was paying prior to termination during the period you are receiving salary continuation; and (iv) to the extent the RSU and PSU awards referenced in this Agreement, or any other stock rights (as that term is defined in the plan) that have been granted to you in have not been fully vested prior to such termination without Cause or resignation for Good Reason, then upon that trigger event all unvested RSUs, PSUs and stock rights that would have vested in the twelve (12) month period following the Termination Date shall immediately vest and become exercisable. In the event of any conflict or interpretation issues between clause (iv) of the preceding sentence and the Plan, or any document setting forth the terms of any such RSU, PSU or stock right, the terms of clause (iv) shall prevail and control.

3.REMAINDER OF EMPLOYMENT AGREEMENT.  Except as expressly set forth in this Amendment, the provisions of the Employment Agreement shall remain in full force and effect, in their entirety, in accordance with their terms.

4.MISCELLANEOUS.  This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of South Carolina, without giving effect to conflicts of laws principles. The parties agree that this Amendment may only be modified in a signed writing executed by both parties.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement.  Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

Signed, sealed and delivered in the presence of:

BENEFITFOCUS	ASSOCIATE
By:/s/ Matt Levin Name: Matt Levin Title: Chief Executive Officer Date:March 2, 2022	By:/s/ Alpana Wegner Name: Alpana Wegner Date:March 2, 2022

(Amendment to the Employment Agreement)

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